EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated June 17, 2019 and November 29, 2018, relating to the financial statements and financial highlights, which appear in Franklin Select U.S. Equity Fund’s and Franklin Growth Fund’s Annual Reports on Form N-CSR for the years ended April 30, 2019 and September 30, 2018. We also consent to the references to us under the headings “Agreement”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
September 23, 2019